EXHIBIT 23

February 28, 2018

Ms. Stacey Hollabaugh

XTO Energy Inc.

210 E 7th Street

Fort Worth, TX 76102

Re:        CRT Consent Letter

Dear Ms. Hollabaugh:

This letter is to confirm that Miller and Lents, Ltd. (M&L) authorizes XTO Energy Inc. (XTO) to use our name and report dated January 31, 2018 related to the Cross Timbers Royalty Trust (CRT) for use in the electronic filing of the CRT Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on Form 10-K as electronically filed with the SEC.

Yours very truly,

MILLER AND LENTS, LTD.

Texas Registered Engineering Firm No. F-1442

By	/S/ KATIE M. REINAKER
Katie M. Reinaker, P. E. Senior Vice President

KMR